FREE WRITING PROSPECTUS Dated February 3, 2021	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-08

*PRICING DETAILS $1.1bn World Omni Auto Receivables Trust (WOART) 2021-A

Joint Leads: Mizuho (str), BofA, TD, Wells

Co-Mgrs: Barclays, MUFG, PNC, Truist

CLS	$AMT(MM)*	WAL	S&P/FITCH**	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN%	$PX
A-1	195.000	0.21	A-1+/F1+	7/21	2/15/22	IntL	- 4	0.13857	0.13857	100.00000
A-2	363.000	0.97	AAA/AAA	9/22	2/15/24	EDSF	+ 0	0.173	0.17	99.99717
A-3	390.600	2.43	AAA/AAA	8/24	1/15/26	IntS	+ 7	0.303	0.30	99.99319
A-4	100.020	3.76	AAA/AAA	12/24	9/15/26	IntS	+ 10	0.483	0.48	99.99064
B	33.030	3.85	AA/AA	12/24	12/15/26	IntS	+ 25	0.645	0.64	99.98429
C	16.520	3.85	A/A	12/24	8/16/27	IntS	+ 50	0.895	0.89	99.98738

** Minimum required ratings

-Please note change in WALs and Exp. Finals from pre-marketing message

Transaction Details:

* Ticker	: WOART 2021-A
* Offered Size	: ~$1.1bn
* Registration	: Public/SEC Registered
* Pricing speed	: 1.30% ABS to Call
* Expected Ratings	: S&P, Fitch
* ERISA Eligible	: Yes
* EU RR Eligible	: No
* Min denoms	: $1k x $1k
* Expected Settlement	: February 10, 2021
* First Payment Date	: March 15, 2021
* Pricing	: today ~ Priced
* Bill and Deliver	: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

* Roadshow: www.dealroadshow.com

Passcode: WOART21A

* Intex CDI File (Attached)

Intex Dealname: mzwoar21a_upsize

Password: A97J

CUSIPS:

A1 98164E AA3

A2 98164E AB1

A3 98164E AC9

A4 98164E AD7

B 98164E AE5

C 98164E AF2

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.